===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                FRIEDMAN'S INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       [LOGO OF FRIEDMAN'S APPEARS HERE]


                              4 West State Street
                            Savannah, Georgia 31401



                                                                January 27, 1999

Dear Stockholder:

         On behalf of the Board of Directors and management of Friedman's Inc., I cordially invite you to attend the 1999 Annual Meeting of Stockholders to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on Thursday, February 25, 1999, at 10:00 a.m. local time.

         We look forward to your attendance at the Annual Meeting so that you can learn more about your Company and become better acquainted with members of the Board of Directors and the management team. The sole item of business that is being presented for a vote by the holders of Class A Common Stock at the Annual Meeting is the election of three directors of the Company, as explained in the accompanying Proxy Statement.

         It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking the enclosed proxy card. Please then sign and date the proxy card and return it in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at the meeting.

         If you have any questions about the Proxy Statement or the accompanying 1998 Annual Report, please contact Mr. Victor M. Suglia at (912) 233-9333.


                                    Sincerely,

                                    /s/ Bradley J. Stinn
                                    -------------------------------------
                                    Bradley J. Stinn
                                    President and Chief Executive Officer

                                FRIEDMAN'S INC.
                              4 WEST STATE STREET
                            SAVANNAH, GEORGIA 31401



                 NOTICE TO THE HOLDERS OF CLASS A COMMON STOCK
                     OF THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 25, 1999




     Notice is hereby given to the holders of the Class A common stock, $.01 par value per share (the "Class A Common Stock"), of Friedman's Inc. (the "Company") that the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on Thursday, February 25, 1999, at 10:00 a.m., local time, for the following purposes:

     (i) To elect three directors to serve until the 2000 Annual Meeting of Stockholders; and

     (ii) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to the Annual Meeting and the election of directors is set forth in the attached Proxy Statement.

     Only those stockholders of record at the close of business on January 6, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof; however, the transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Annual Meeting and for a period of ten days prior thereto at the executive offices of the Company in Savannah, Georgia.


                              By Order of the Board of Directors.

                              /s/ Victor M. Suglia
                              -----------------------------------
                              Victor M. Suglia
January 27, 1999              Secretary



     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATIONS BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

                                FRIEDMAN'S INC.


                          --------------------------

                                PROXY STATEMENT
                      FOR HOLDERS OF CLASS A COMMON STOCK
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 25, 1999


                         ---------------------------


    This Proxy Statement is furnished to holders of the Class A common stock, $.01 par value per share ("Class A Common Stock"), of Friedman's Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Class A Common Stock for use at the 1999 Annual Meeting of Stockholders to be held at 10:00 a.m. local time, at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on Thursday, February 25, 1999, and at any adjournments thereof (the "Annual Meeting").

    With respect to the holders of Class A Common Stock, the Annual Meeting will be held for the following purposes: (i) to elect three directors to serve until the 2000 Annual Meeting of Stockholders and (ii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent or given to stockholders of the Company is January 27, 1999.

STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of the Company at the close of business on January 6, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 13,449,218 shares of the Class A Common Stock issued and outstanding held by approximately 93 stockholders of record. In addition, there were 1,196,283 shares of the Company's Class B common stock, $.01 par value per share ("Class B Common Stock"), issued and outstanding held by two stockholders of record. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

    The Certificate of Incorporation of the Company (the "Certificate") provides that holders of Class A Common Stock have voting rights with regard to the election of a minimum of 25% of the members of the Company's Board of Directors (rounding the number of such directors to be elected up if 25% of the members of the Board of Directors is not equal to a whole number of directors), with the precise number of directors to be elected by the Class A Common Stockholders in excess of such 25% (if any) to be determined by the Board of Directors. The Company's current Board of Directors has been set at seven members, and pursuant to the Certificate the holders of Class A Common Stock are entitled to elect at least two directors. The Board of Directors has determined that holders of Class A Common Stock will elect three directors at the 1999 Annual Meeting. Holders of Class A Common Stock are entitled to one vote for each share held in the election of directors.

QUORUM AND VOTING REQUIREMENTS

    In accordance with Delaware law (under which the Company is organized) and the Company's Bylaws, the presence of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, are required to establish a quorum. For the purpose of determining the presence of a quorum, abstentions and votes withheld from any nominee will be considered to be "votes entitled to be cast" and therefore will be counted as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be considered to be "votes entitled to be cast" and will not be counted as present for quorum purposes. Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under applicable stock exchange rules because the brokers have not received specific instructions from their customers as to certain proposals and as to which the brokers advised the Company that they lack voting authority.

    The election of three directors by the holders of Class A Common Stock will require the affirmative vote of a majority of the shares of Class A Common Stock represented and entitled to vote in the election at the Annual Meeting, provided a quorum is present. With respect to the election of directors, stockholders may (1) vote "for" each of the nominees, (2) "withhold" authority to vote for each of such nominees, or (3) withhold authority to vote for one nominee but vote for the other nominees. Because the directors are elected by the holders of a majority of the shares represented and entitled to vote, withholding authority to vote with respect to one or all nominees or an abstention from voting will have the effect of a vote "against" such nominee or nominees.
Broker non-votes will not be considered "votes entitled to be cast" and will have no effect on the outcome of the election of directors.

PROXIES

    The accompanying proxy card is for use at the Annual Meeting if a stockholder is unable to attend in person or is able to attend but does not wish to vote in person. Stockholders should specify their choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the three director nominees named herein. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

    The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting. As permitted by Rule 14a-4(c) of the of the Securities and Exchange Commission (the "SEC"), the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals presented by stockholders for consideration at the Annual Meeting that were submitted to the Company after September 24, 1998.
Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director if a director nominee is unable to serve for good cause and will not serve, and on matters incident to the conduct of the Annual Meeting.

    The giving of a proxy does not affect the right to vote in person should the stockholder attend the Annual Meeting. Any stockholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to Victor M. Suglia, the Secretary of the Company, at 4 West State Street, Savannah, Georgia 31401, by executing and delivering to Mr. Suglia a proxy card bearing a later date, or by voting in person at the Annual Meeting. If a stockholder is not attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

                             ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of not less than three individuals with the exact number of directors determined by resolution of the Board of Directors; provided, that as long as any Class B Common Stock of the Company remains outstanding, the minimum number of directors must be sufficient to enable the holders of the Class B Common Stock to elect a majority of the directors.

    Pursuant to Article III of the Company's Bylaws, the Board of Directors has set the number of directors of the Company at seven and has nominated the following individuals for election by the holders of Class A Common Stock and Class B Common Stock as directors of the Company, respectively:


         CLASS A COMMON STOCK NOMINEES                   DIRECTOR SINCE
         -----------------------------                   --------------
         John E. Cay III                                      1997
         Robert W. Cruickshank                                1993
         David B. Parshall                                    1993


         CLASS B COMMON STOCK NOMINEES
         -----------------------------
         Bradley J. Stinn                                     1993
         Sterling B. Brinkley                                 1993
         Mark C. Pickup                                       1993


    The Board of Directors has one vacancy to be filled by a nominee to be elected by the holders of Class B Common Stock. The Board of Directors has not, at the time this Proxy Statement was mailed, nominated any individual for election by the holders of the Class B Common Stock, but it is expected that an individual will be nominated for this vacancy and presented to the holders of the Class B Common Stock at or prior to the Annual Meeting. Each of the directors will be elected to hold office until the 2000 Annual Meeting of Stockholders or until his earlier death, resignation or removal.

    Holders of Class A Common Stock are entitled to vote only on the Class A Common Stock nominees, and holders of Class B Common Stock are entitled to vote only on the Class B Common Stock nominees. The persons designated as proxies on the enclosed Proxy intend to vote the shares represented thereby in favor of the election to the Board of Directors of the Class A Common Stock nominees whose names appear above, unless either authority to vote for one or all of the nominees is withheld or such Proxy has previously been revoked. It is believed that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which case it is anticipated that the persons designated as proxies will vote for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board locates a suitable candidate or candidates, or reduce the authorized number of directors. It is anticipated that management stockholders of the Company will vote for the election of the nominees.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF
                                                             ---
THE CLASS A COMMON STOCK NOMINEES AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS.

CERTAIN INFORMATION CONCERNING NOMINEES

    The following table sets forth certain information regarding the nominees for directors to be elected by the holders of the Class A Common Stock and Class B Common Stock. For additional information concerning the nominees, see "-- Meetings of the Board of Directors and Committees," "Stock Ownership" and "Certain Transactions" below.


                                CLASS A COMMON STOCK NOMINEES
                                -----------------------------

NAME AND AGE                BUSINESS EXPERIENCE
------------                -------------------

John E. Cay III             Mr. Cay was elected a director of the Company in
         (53)               February 1997. Mr. Cay has been Chairman and Chief
                            Executive Officer of Palmer & Cay, Inc., a regional insurance brokerage and employee benefit consulting company, since 1998. He served as President of Palmer & Cay from 1971 to 1997. Mr. Cay also serves as a director and on the compensation committee of the Board of Directors of EZCORP, Inc. ("EZCORP"), a pawn shop chain and an affiliate of the Company. Mr.
                            Cay also serves as a director for First Union
                            National Bank of Georgia and First Union National
                            Bank of Savannah.

Robert W. Cruickshank       Mr. Cruickshank was elected a director of the
               (53)         Company in August 1993. Since 1981, Mr. Cruickshank
                            has been President of R.W. Cruickshank Co., a financial management company. Mr. Cruickshank is currently a director and chairman of the compensation committee of Calgon Carbon Corp. and a director of the New Canaan Bank & Trust, New Canaan,
                            Connecticut.

David B. Parshall           Mr. Parshall was elected a director of the Company
              (51)          in December 1993. Since October 1992, Mr. Parshall
                            has been Managing Director of Dolphin Management
                            Inc., an investment management firm. Mr. Parshall has also been a Managing Director of Private Equity
                            Investors, Inc., a company that purchases portfolios of private equities, since April 1992. From 1988 to 1990, Mr. Parshall was a Managing Director of
                            Shearson Lehman Brothers Inc., and from August 1990 to March 1992, Mr. Parshall served as a Managing
                            Director of the Blackstone Group, L.P, both investment banks.

                                  CLASS B COMMON STOCK NOMINEES
                                  -----------------------------

NAME AND AGE                BUSINESS EXPERIENCE
------------                -------------------

Bradley J. Stinn            Since September 1998, Mr. Stinn has served as
         (39)               President and Chief Executive Officer of the Company
                            and has served as Chairman of the Executive
                            Committee of the Board of Directors since July 1998.
                            He served as Chief Executive Officer of the Company from February 1996 until December 1997, and as Chairman of the Board of Directors from February
                            1996 until June 1998. Mr. Stinn served as President,
                            Chief Executive Officer and a director of the Company from August 1993 until January 1996. Since
                            June 1995, he has served as the Chairman of the Board of Directors and Chief Executive Officer of
                            Crescent Jewelers ("Crescent Jewelers"), a retail jewelry chain that is an affiliate of the Company.
                            Mr. Stinn served as President and Chief Executive
                            Officer of MS Jewelers Corporation ("MS Jewelers"), the general partner of MS Jewelers Limited
                            Partnership (the "Partnership") which owns 100% of the outstanding shares of Class B Common Stock, from September 1992 until August 1993, and he has served since May 1990 as a director of MS Jewelers.

Sterling B. Brinkley        Mr. Brinkley has served as Chairman of the Board of
              (46)          Directors of the Company since July 1998. From
                            February 1996 until June 1998, he served as Chairman of the Executive Committee of the Board of Directors of the Company. Prior to that time, Mr. Brinkley served as the Chairman of the Board of Directors from August 1993 until January 1996. Mr. Brinkley also serves in the uncompensated position of Chairman of the Board of Directors of MS Jewelers.
                            He also serves as a consultant to Morgan Schiff &
                            Co., Inc. ("Morgan Schiff"), an affiliate of the Company. Mr. Brinkley serves as a director of Crescent Jewelers and as Chairman of the Board of EZCORP. Mr. Brinkley also serves as the chairman of other private companies that are affiliates of Morgan Schiff.

Mark C. Pickup              Mr. Pickup was elected a director of the Company in
         (48)               August 1993. Mr. Pickup served as Vice Chairman of
                            Crescent Jewelers from December 1994 until February
                            1995 and served as President and Chief Executive
                            Officer of Crescent Jewelers from August 1993 to
                            December 1994. From October 1992 until August 1993,
                            Mr. Pickup served as the Senior Vice President and
                            Chief Financial Officer for Crescent Jewelers. Mr.
                            Pickup is also a director of EZCORP. Previously, for more than five years, Mr. Pickup held various positions with Ernst & Young LLP, leaving as a Partner in its San Francisco, California office in October 1992.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES


    Board of Directors. Under the Delaware General Corporation Law and the Bylaws of the Company, the property, affairs and business of the Company are under the general management of its Board of Directors. The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, and the Board of Directors has appointed standing Audit, Compensation, Compliance and Executive Committees of the Board of Directors.

    Audit Committee. The members of the Audit Committee are Mark C. Pickup (Chairman), Robert W. Cruickshank and David B. Parshall. The Audit Committee recommends to the Board of Directors who the Board should appoint as the independent auditors to audit the financial statements of the Company, which includes an inspection of the books and accounts of the Company. The Audit Committee also reviews with the accountants selected the scope of their audit and their audit report, including any questions and recommendations that may arise in the audit and report or concerning the Company's internal accounting procedures. The Audit Committee held one meeting during the 1998 fiscal year.

    Compensation Committee. The members of the Compensation Committee are Robert W. Cruickshank (Chairman), Mark C. Pickup and David B. Parshall. The Compensation Committee reviews and approves the compensation of executive officers and establishes targets and incentive awards under the Company's incentive compensation plans. The Compensation Committee held one meeting during the 1998 fiscal year.

    Compliance Committee. The members of the Compliance Committee are David B. Parshall (Chairman), John E. Cay III and Sterling B. Brinkley. The Compliance Committee oversees the policies and procedures of the Company to ensure that the Company is in compliance with all applicable governmental regulations and regulatory procedures. The Committee's work includes overseeing the training and review of employees. The Compliance Committee held one meeting during the 1998 fiscal year.

    Executive Committee. The members of the Executive Committee are Bradley J. Stinn (Chairman), Sterling B. Brinkley and Mark C. Pickup. The Executive Committee exercises the authority of the Board of Directors to manage the Company between meetings of the Board of Directors, to the extent permitted by law. The Executive Committee held four meetings during the 1998 fiscal year.

    The Board of Directors acting as a whole nominates those persons whom the Board recommends that the stockholders elect as directors of the Company. The Board of Directors also considers Class A Common Stock nominees submitted by holders of Class A Common Stock and will do so for the 2000 Annual Meeting if nominees are submitted to the Company on or before September 29, 1999. See "Stockholder Proposals for 1999 Annual Meeting of Stockholders."

    The Board of Directors held seven meetings during the 1998 fiscal year.
Each director, during the period he was a director, attended at least 75% of the meetings of the Board of Directors, and each member of a committee, during the period he was a committee member, attended at least 75% of the meetings of each committee on which he served.

COMPENSATION OF DIRECTORS

    In fiscal 1998, directors who were not current employees of the Company received an annual director's fee of $15,000 per year, and Committee Chairmen who were not current employees of the Company received an additional $5,000 per year. In addition, during fiscal 1998 the Board of Directors established a special committee of the Board of Directors to consider certain matters relating to the Company's investment in Crescent Jewelers. Mr. Parshall, as Chairman of the special committee was paid $10,000 for his services, and Messrs. Cay and Cruickshank were each paid $5,000 for their services as members of the special committee. If the Friedman's Inc. 1999 Long-Term Incentive Plan is approved by the holders of Class B Common Stock at the Annual Meeting, directors will be able to receive up to 100% of their annual director's fees in shares of Class A Common Stock. See "Executive Compensation--Long-Term Incentive Plan." The Company also reimburses directors for travel and other out-of-pocket expenses incurred in connection with their services as directors. Directors who are employees are not paid extra compensation for their service on the Board of Directors or any committee.

    In addition, under the Friedman's Inc. Stock Option Plan for Outside Directors (the "Director Plan"), each director who is not an employee of the Company receives a grant of options to purchase 5,000 shares of Class A Common Stock upon his initial election to the Board of Directors, and each such director receives subsequent annual grants of options to purchase 1,000 shares of Class A Common Stock. The annual grants are made on the day following each annual meeting of stockholders. The option price for each option granted under the Director Plan is the "Fair Market Value," as defined in the Director Plan, of the shares of Class A Common Stock subject to the option on the date the option is granted. An option is exercisable six months after it is granted and remains exercisable for five years from the date of grant. The Company has reserved 50,000 shares of Class A Common Stock for issuance under the Director Plan and as of September 30, 1998 there were 18,000 options outstanding to purchase shares under the Director Plan.


EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth certain information regarding the executive officers of the Company, other than Messrs. Stinn and Brinkley, who are discussed above. For information concerning executive officers' ownership of capital stock, see "Stock Ownership."


Name and Age            Business Experience
------------            -------------------

Victor M. Suglia        Victor M. Suglia, has served as Senior Vice President
          (43)          and Chief Financial Officer of the Company since June
                        1997, and Treasurer and Secretary of the Company since
                        November 1997. Prior to joining the Company, Mr. Suglia was Vice President and Corporate Controller for Saks
                        Holdings, Inc., the holding company of Saks Fifth
                        Avenue, for six years.

Donald J. Wright, Jr.   Mr. Wright joined the Company in January 1996 as Vice
          (51)          President--Merchandising. Prior to joining the Company,
                        Mr. Wright was Vice President of Merchandising at Reed's
                        Jewelers, Inc. for ten years.

EXECUTIVE COMPENSATION

     Summary Compensation Information. The following table presents certain summary information concerning compensation for the fiscal years ended September 30, 1998, 1997 and 1996 earned by (i) the Chief Executive Officer of the Company; and (ii) each of the other most highly compensated executive officers of the Company whose total salary and bonus for the fiscal year ended September 30, 1998, exceeded $100,000 (collectively, the "Named Executive Officers").

                                              SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                     ----------------------------------------
                                                                                       AWARDS                 PAYOUTS
                                                                                  -----------------       -------------
NAME  AND                                                      OTHER ANNUAL           SECURITIES
PRINCIPAL POSITION                   YEAR   SALARY    BONUS    COMPENSATION       UNDERLYING OPTIONS       LTIP PAYOUTS
------------------                   ----   ------    -----    ------------       ------------------      --------------
Bradley J. Stinn                     1998  $400,000        --   $143,313 /(1)/         50,000                    --
  President, Chief                   1997   300,000        --    154,907 /(1)/            --                     --
  Executive Officer                  1996   300,000  $200,000    184,757 /(1)/            --                 $981,308 /(2)/
  and Chairman of the
  Executive Committee of
  the Board of Directors

Sterling B. Brinkley                 1998  $300,000        --   $ 73,361 /(3)/             --                      --
  Chairman of the                    1997   225,000  $ 50,000     96,022 /(3)/             --                      --
  Board of Directors                 1996   225,000   140,000    119,497 /(3)/             --                 $909,879 /(2)/

Victor M. Suglia /(4)/               1998  $178,750  $ 25,000            --                --                      --
  Senior Vice President,             1997    58,333    10,000   $ 97,598 /(5)/          25,000
  Chief Financial Officer,
  Secretary and Treasurer

Donald J. Wright, Jr.                1998  $124,167        --            --                     --                      --
   Vice President--                  1997   115,000  $ 10,000            --                  4,000                      --
     Merchandising                   1996    79,320    15,000            --                  1,000                      --

Robert S. Morris /(6)/               1998  $237,500        --            --                     --                      --
                                     1997   200,000  $100,000            --                 25,000                      --
                                     1996   150,000   225,000            --                 25,000                      --

Richard Ungaro /(7)/                 1998  $337,500        --   $ 37,500 /(8)/             200,000                      --

Linda McFarland Jenkins /(9)/        1998  $300,000        --            --                125,000                      --


-----------------------------------------
(1) Composed of: (i) a housing allowance of $42,000, $42,000 and $40,250 in fiscal 1998, 1997 and 1996, respectively; (ii) an automobile allowance of $20,334, $14,666 and $15,628 in fiscal 1998, 1997 and 1996, respectively;
    (iii) annual interest forgiveness on an incentive loan of $42,225, $52,650 and $68,950 in fiscal 1998, 1997 and 1996, respectively; and (iv) an annual reimbursement for the payment of taxes on the interest forgiveness of $38,754, $45,591 and $59,929 in fiscal 1998, 1997 and 1996, respectively.
    See "--Employment Arrangements."
(2) The second stock price target for the incentive loans to Mr. Stinn and Mr. Brinkley ($25.00 per share) was attained in April 1996, and the third stock price target ($27.50 per share) was attained in May 1996. As a result, $525,000 of the principal of the incentive loans for each of Mr. Stinn and Mr. Brinkley was forgiven in fiscal 1996. The Company also reimbursed Mr. Stinn $456,308 in fiscal 1996 and Mr. Brinkley $384,874 in fiscal 1996 for the payment of taxes on the
    principal forgiveness.   See "--Employment Arrangements."
(3) Composed of: (i) annual interest forgiveness on an incentive loan of $42,225, $52,650 and $68,950 in fiscal 1998, 1997 and 1996, respectively, and (ii) an annual reimbursement for the payment of taxes on the interest forgiveness of $31,136, $43,372 and $50,547, in fiscal 1998, 1997 and 1996, respectively.  See "--Employment Arrangements."
(4) Mr. Suglia's employment with the Company began in June 1997.
(5) Composed of (i) reimbursement for moving expenses of $51,455 and (ii) reimbursement of income taxes related to the moving expense of $46,143.
(6) Mr. Morris resigned from his position as Executive Vice President and as a Director of the Company in December 1998.
(7) Mr. Ungaro resigned from his position as Chief Executive Officer and as a Director of the Company in September 1998.
(8) Reimbursement of moving expenses.
(9) Ms. McFarland Jenkins resigned from her position as President and Chief Operating Officer and as a Director of the Company in June 1998.

                                               OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANT
                           -------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF        PERCENT OF                                      ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES      TOTAL  OPTIONS                                          PRICE APPRECIATION
                           UNDERLYING        GRANTED TO                                              FOR OPTION TERM
                            OPTIONS         EMPLOYEES IN     EXERCISE OR     EXPIRATION      -----------------------------
NAME                        GRANTED         FISCAL YEAR       BASE PRICE        DATE             5%         10%
----                       ------------     ------------    -------------    -----------        ----        ---
Bradley J. Stinn             50,000/(1)/         11.3%         $14.00        01/15/08        $440,000    $1,116,000

Richard Ungaro              200,000/(2)/         45.0%          14.75         Expired/(3)/         --            --

Linda McFarland Jenkins     125,000/(2)/         28.1%          14.75         Expired/(3)/         --            --

_________________
(1) All of the options are exercisable for Class A Common Stock and were granted under the Company's 1997 Stock Option Plan at an exercise price equal to the fair market value of the underlying shares of Class A Common Stock on the date of grant and with a vesting schedule pursuant to which 40% of the options become exercisable one year following the date of grant and 30% of the options become exercisable on each of the second and third anniversaries of the date of grant. In addition, all options vest immediately upon the death of the optionee.
(2) All of the options are exercisable for Class A Common Stock and were granted under the Company's 1997 Stock Option Plan at an exercise price equal to the fair market value of the underlying shares of Class A Common Stock on the date of grant and with a vesting schedule pursuant to which 20% of the options become exercisable in each year beginning on the date of grant.
(3) All options granted to Mr. Ungaro and Ms. Jenkins expired three months after their resignations.

                         FISCAL YEAR-END OPTION VALUES

                                            NUMBER OF SECURITIES UNDERLYING                 VALUE OF  UNEXERCISED
                                                   UNEXERCISED OPTIONS                      IN-THE-MONEY  OPTIONS
                                                 AT FISCAL YEAR-END /(1)/                 AT FISCAL YEAR-END /(2)/
                                           ----------------------------------         ---------------------------------
NAME                                       EXERCISABLE          UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
----                                       -----------          -------------         ------------        -------------
Bradley J. Stinn /(3)/                        300,000               50,000                   --                   --
Sterling B. Brinkley                          130,000                   --                   --                   --
Robert S. Morris                               67,500               22,500                   --                   --
Victor M. Suglia                               10,000               15,000                   --                   --
Donald J. Wright, Jr.                           2,300                2,700                   --                   --
Richard Ungaro                                     --              200,000                   --                   --
Linda M. Jenkins                                   --              125,000                   --                   --

---------------------------------
(1) No stock options were exercised by any of the Named Executive Officers during fiscal 1998.
(2) All of the options shown had exercise prices in excess of the fair market value of a share of Class A Common Stock as of September 30, 1998 of $6.50, and as a result none of the options were in-the-money as of September 30, 1998.
(3) All of the unexercisable options to purchase shares of Class A Common Stock held by Mr. Stinn become immediately exercisable in the event that the employment of Mr. Stinn is terminated by the Company for any reason.



     Employment Arrangements.

     As further incentive to enhance the value of the Company for the benefit of its stockholders, in October 1994 when the Class A Common Stock Price was $16.38, the Company adopted an incentive plan that provided each of Mr. Brinkley and Mr. Stinn a loan in the amount of $1.5 million, the repayment of which is forgiven upon the attainment of specific targets for the market price of the Company's Class A Common Stock ranging from $22.50 to $32.50. The plan was structured such that if the Company is able to achieve nearly 100% appreciation in its stock price within a designated period, the entire amount of all advances will be forgiven and related tax consequences will be paid by the Company. The loans are due and payable in ten years and carry an interest rate equal to the minimum rate allowable under the Internal Revenue Code of 1986, as amended (the "Code"). The incentive features of the loans provide that: (i) as long as Mr. Brinkley or Mr. Stinn are employed by the Company on the date when interest is due on the loans, the interest will be forgiven; (ii) a percentage of the outstanding principal of the loans will be forgiven upon the attainment of certain targets for the price of the Company's Class A Common Stock; and (iii) the Company will pay any taxes due as the result of the forgiveness of interest and principal. In addition, in the event of the death or disability of Mr. Brinkley or Mr. Stinn or a Change in Control of the Company (as defined in the loan agreements), the remaining principal amount and any unpaid and unforgiven interest accrued on the loans will be forgiven. The first stock price target ($22.50 per share) was attained in July 1995, the second stock price target ($25.00 per share) was attained in April 1996 and the third stock price target ($27.50 per share) was attained in May 1996. To date, 50% of the principal amount of the loans has been forgiven. The remaining principal amount will be forgiven through 1999 if the stock price reaches targets ranging from $30.00 to $32.00, and thereafter through 2003 if the stock price reaches targets ranging from $32.50 to $60.00. The Company incurred a charge of $2.1 million in the quarter ended June 30, 1996 related to the attainment of the $25.00 and $27.50 price targets.

     In January 1999, the Company entered into an Indemnification Agreement with Mr. Stinn pursuant to which the Company agreed to assume and pay certain indemnification obligations of Crescent Jewelers to Mr. Stinn should Crescent Jewelers fail to promptly pay such obligations. The only indemnification obligations the Company agreed to assume under the agreement are those which

(i) constitute indemnifiable claims under Crescent Jewelers' Articles of Incorporation or Bylaws, and (ii) arise out of or relate to a transaction between the Company and Crescent Jewelers.

     Additionally, in 1993 certain executive officers received options to purchase limited partnership interests in the Partnership. See "Certain Transactions -- MS Jewelers."



    Long-Term Incentive Plan.


     The Company currently maintains the Friedman's Inc. 1997 Stock Option Plan (the "1997 Plan"). On November 5, 1998, the Board of Directors adopted the Friedman's Inc. 1999 Long-Term Incentive Plan (the "LTIP"), which is subject to approval by the holders of Class B Common Stock at the Annual Meeting. No awards will be made under the LTIP prior to the Annual Meeting. If the stockholders approve the LTIP, no further options or other awards will be granted under the 1997 Plan, however, any outstanding options or awards under the 1997 Plan will continue to be outstanding and will be governed under the terms of the 1997 Plan.

     The Company has reserved 500,000 shares of the authorized but unissued shares of Class A Common Stock for issuance upon the grant or exercise of awards pursuant to the LTIP. The LTIP was effective as of its adoption by the Board. However, if the holders of Class B Common Stock fail to approve the LTIP at the Annual Meeting, the LTIP will be null and void and of no effect. A summary of the LTIP is set forth below.

     GENERAL
     -------

     The purpose of the LTIP is to promote the success of the Company by linking the personal interests of employees, officers, consultants and directors to those of the stockholders, and by providing employees, officers, consultants and directors with an incentive for outstanding performance. As of January 6, 1998, there were approximately 545 persons eligible to participate in the LTIP.

     The LTIP authorizes the granting of awards ("Awards") to employees, officers, consultants and directors of the Company or its subsidiaries in the following forms: (i) options to purchase shares of Class A Common Stock ("Options"), which may be incentive or non-qualified stock options; (ii) stock appreciation rights ("SARs"); (iii) performance units ("Performance Units");
(iv) restricted stock ("Restricted Stock"); (v) dividend equivalents ("Dividend Equivalents"); (vi) other stock-based awards; or (vii) any other right or interest relating to the Class A Common Stock or cash. Not more than 10% of the shares authorized under the LTIP may be granted as Awards of Restricted Stock or unrestricted stock Awards. The maximum number of shares of Class A Common Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the LTIP to any one participant is 100,000. The maximum number of shares of Class A Common Stock with respect to Incentive Stock Options that may be granted during the life of the LTIP is 500,000. The maximum fair market value of any awards (other than Options and SARs) that may be received by a participant (less any consideration paid by the participant for such Award) during any one calendar year under the LTIP is $3,000,000.

     Pursuant to Section 162(m) of the Code, the Company may not deduct compensation in excess of $1 million paid to the Chief Executive Officer and the four next most highly compensated executive officers of the Company. The LTIP is designed to comply with Code Section 162(m) so that the grant of Options and SARs under the LTIP and other Awards that are conditioned on the performance goals described in Section 13.13 of the LTIP, will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by the Company. The Board has approved the LTIP for submission to the holders of Class B Common Stock in order to permit the grant of Awards thereunder that will constitute deductible performance-based compensation for purposes of Code Section 162(m).

     ADMINISTRATION
     --------------

     The LTIP will be administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Compensation Committee has the power, authority and discretion to designate participants; determine the type or types of Awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rule or regulation it may deem necessary or advisable to administer the LTIP; and make all other decisions and determinations that may be required under or as the Compensation Committee deems necessary or advisable to administer the LTIP.

     AWARDS
     ------

     Stock Options. The Compensation Committee is authorized to grant Options, which may be incentive stock options ("ISOs") or nonqualified stock options ("NSOs"), to participants. All Options will be evidenced by a written Award agreement between the Company and the participant, and the Award agreement will include all provisions specified by the Compensation Committee. The terms of any ISO must meet the requirements of Section 422 of the Code.

     Stock Appreciation Rights. The Compensation Committee also may grant SARs to participants. Upon the exercise of a SAR, the participant has the right to receive the excess, if any, of the fair market value of one share of Class A Common Stock on the date of exercise, over the grant price of the SAR as determined by the Compensation Committee, which will not be less than the fair market value of one share of Class A Common Stock on the date of grant. All awards of SARs will be evidenced by an Award agreement, which will reflect the terms, methods of exercise, methods of settlement, form of consideration payable in settlement and any other terms and conditions of the SAR, as determined by the Compensation Committee at the time of grant.

     Performance Units. The Compensation Committee may grant Performance Units to participants on such terms and conditions as it selects. The Compensation Committee has complete discretion to determine the number of Performance Units granted to each participant and to set performance goals and other conditions that, depending on the extent to which they are met, will determine the number and value of Performance Units paid to the participant.

     Restricted Stock Awards. The Compensation Committee may make awards of Restricted Stock to participants, which will be subject to such restrictions as the Compensation Committee may impose (including, without limitation, restrictions on the right to vote the Restricted Stock or the right to receive dividends, if any, on the Restricted Stock).

     Dividend Equivalents. The Compensation Committee is authorized to grant Dividend Equivalents to participants, subject to such terms and conditions as may be selected by the Compensation Committee. Dividend Equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Class A Common Stock subject to an Option Award or SAR Award. The Compensation Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Class A Common Stock or otherwise reinvested.

     Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, grant to participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Class A Common Stock, as deemed by the Compensation Committee to be consistent with the purposes of the LTIP. These Awards may include shares of Class A Common Stock awarded purely as a "bonus" and not subject to any restrictions or conditions; convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Class A Common Stock, and Awards valued by reference to book value of shares of Class A

Common Stock or the value of securities of or the performance of specified parents or subsidiaries of the Company. The Compensation Committee will determine the terms and conditions of any such Awards.

     Performance Goals. The Compensation Committee may determine that any Award will be calculated solely on the basis of (i) the achievement by the Company or a parent or subsidiary of a specified target return, or target growth in return, on equity or assets; (ii) the Company, parent or subsidiary's stock price; (iii) the achievement by an individual or a business unit of the Company, parent or subsidiary of a specified target or target growth in revenues, net income or earnings per share; (iv) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, customer satisfaction, meeting budgets and/or retention of employees; or (v) any combination of the goals set forth in (i) through (iv) above. Furthermore, the Compensation Committee may reserve the right for any reason to reduce (but not increase) any such Award, notwithstanding the achievement of a specified goal. If an Award is made on a performance basis, the Compensation Committee must establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m)). Any payment of an Award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

     Limitations on Transfer; Beneficiaries. No Award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an ISO, pursuant to a qualified domestic relations order; provided, however, that the Compensation Committee may (but need not) permit other transfers where it concludes that such transferability
(i) does not cause any Option intended to be an ISO to fail to be described as such in Code Section 422(b), and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable Awards. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any Award upon the participant's death.

     Acceleration Upon Certain Events. Upon the participant's death or disability, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding Awards will lapse. Any Options or SARs will thereafter continue or lapse in accordance with the other provisions of the LTIP and the Award agreement. In the event of a Change in Control of the Company (as defined in the LTIP), all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding Awards will lapse; provided, however that such acceleration will not occur if, in the opinion of the Company's accountants, such acceleration would preclude the use of "pooling of interest" accounting treatment for a Change in Control transaction that would otherwise qualify for such accounting treatment and is contingent upon qualifying for such accounting treatment. Regardless of whether an event described above shall have occurred, the Compensation Committee may, in its sole discretion, declare all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised to become fully vested, and/or all restrictions on all outstanding Awards to lapse, in each case as of such date as the Compensation Committee may declare. The Compensation Committee may discriminate among participants or among Awards in exercising such discretion.

     TERMINATION AND AMENDMENT
     -------------------------

     The Board or the Compensation Committee may, at any time and from time to time, terminate, amend or modify the LTIP without stockholder approval; provided, however, that the Compensation Committee may condition any amendment on the approval of stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment, or modification of the LTIP may adversely affect any Award previously granted under the LTIP without the written consent of the participant.

     CERTAIN FEDERAL INCOME TAX EFFECTS
     ----------------------------------

     Nonqualified Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of a non-discounted NSO. However, the participant will realize ordinary income on the exercise of the NSO in an amount equal to the excess of the fair market value of the Class A Common Stock acquired upon the exercise of the option over the exercise price, and the Company will receive a corresponding deduction (subject to Code Section 162(m) limitations). The gain, if any, realized upon the subsequent disposition by the participant of the Class A Common Stock will constitute short-term or long-term capital gain, depending on the participant's holding period.

     Incentive Stock Options. Pursuant to present federal income tax regulations, there will not be any federal income tax consequences to either the Company or the participant upon the grant of an ISO or the exercise thereof by the participant. If the participant holds the shares of Class A Common Stock for the greater of two years after the date the Option was granted or one year after the acquisition of such shares of Class A Common Stock (the "required holding period"), the difference between the aggregate option price and the amount realized upon disposition of the shares of Class A Common Stock will constitute mid- or long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Class A Common Stock are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock purchased at the time of exercise over the aggregate option price, and the Company will be entitled to a federal income tax deduction equal to such amount (subject to Code Section 162(m) limitations).

     SARs. Under present federal income tax regulations, a participant receiving a SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the Award is granted. When a participant exercises the SAR, the amount of cash and the fair market value of any shares of Class A Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company (subject to Code Section 162(m) limitations).

     Performance Units. Pursuant to present federal income tax regulations, a participant receiving Performance Units will not recognize income and the Company will not be allowed a tax deduction at the time the Award is granted. When a participant receives payment of Performance Units, the amount of cash and the fair market value of any shares of Class A Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company (subject to Code Section 162(m) limitations)

     Restricted Stock. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a Restricted Stock Award will not recognize income, and the Company will not be allowed a tax deduction, at the time the Award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Class A Common Stock, and the Company will be entitled to a corresponding tax deduction at that time (subject to Code Section 162(m) limitations).

     BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS
     -----------------------------------------------

     As of December 31, 1998, no awards had been granted or approved for grant under the LTIP. Any Awards under the LTIP will be made at the discretion of the Compensation Committee. Consequently, it is not possible to determine at this time, with respect to (i) the executive officers named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all non-executive directors, as a group, or (iv) all eligible participants, including all current officers who are not executive officers, as a group, either the benefits or amounts that will be received by such persons or groups pursuant to the LTIP or the benefits or amounts that would have been received by such persons or groups under the LTIP if it had been in effect during the last fiscal year.

 REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    Introduction

    The Compensation Committee of the Board of Directors is responsible for developing the Company's executive compensation policies and advising the Board of Directors with respect to such policies. The members of the Compensation Committee are Robert W. Cruickshank, who serves as Chairman of the Compensation Committee, David B. Parshall and Mark C. Pickup.

    Compensation Policies

    The objectives of the Company's executive compensation program are to:

    - Encourage the achievement of Company goals by providing compensation that directly relates to the performance of the individual and the achievement of strategic objectives.

    - Establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within the Company's industry.

    - Promote a direct relationship between compensation and Company performance by facilitating executive officer stock ownership through long-term incentive compensation, specifically stock option awards.

    Compensation Practices

    The Company's executive officer compensation program is comprised of base salary, annual cash incentive bonus compensation, and long-term incentive compensation in the form of stock options, incentive loans, and various other benefits, which are generally available to all employees of the Company.

    Base Salary.

    The base salaries for the Company's executive officers vary depending on the responsibilities of the officers. An executive officer's base salary may not necessarily be competitive with other companies in the Company's industry; however, the Company believes that its emphasis on incentive bonus compensation described below better serves the interests of the Company, and such incentive bonus compensation may enable the executive officer's overall annual compensation to exceed the total compensation paid by companies comparable to the Company.

    Annual Cash Incentive Compensation.

    In order to maximize the interests of the Company's stockholders and its management, the Company makes extensive use of cash bonuses that are awarded based on the Company's operating performance and the individual executive officer's contribution thereto. The Company's budgeted financial performance goals are set at the beginning of each fiscal year. Cash bonuses are then recommended in the judgment of the Compensation Committee based on the achievement of budgeted targets and the individual performance of the executive officer. The Compensation Committee believes that this program provides a direct financial incentive to the Company's executive officers which motivates them to achieve the Company's performance goals and to work for the overall success of the business.

    In fiscal 1998, the performance measure for incentive compensation payments were based on return on net assets, defined as, earnings before interest and tax to average net operating assets, and the maximum possible bonus payout was 100% of the budgeted target. The Company's performance in fiscal 1998 did not meet the performance goals, and no executive officer bonuses were paid. For fiscal 1999, the Compensation Committee determined that the performance measures for incentive compensation payments would be based on specific criteria associated with the executive officers area of responsibility, and that the maximum possible bonus payment would be 100% of the budgeted target.

    Long-Term Incentive Compensation

    Long-term incentives are designed to link management compensation with the long-term interests of the Company's stockholders. Although the Friedman's Inc. 1999 Long-Term Incentive Plan provides for several types of long-term incentive based compensation, the Company currently grants stock options as long-term incentives. Stock options generally have a vesting period of three years. Individual stock option awards are based on level of responsibility, the Company's stock ownership objectives for management and the Company's performance versus certain financial performance objectives. The Company's long-term performance ultimately determines the level of compensation resulting from stock options, since stock option value is entirely dependent on the long-term growth of the price of the Class A Common Stock.

    Compensation of Chief Executive Officer

    The base salary of the current Chief Executive Officer of the Company, Bradley J. Stinn, was $400,000 for fiscal 1998. During fiscal 1998, Mr. Stinn served in this capacity from October 1997 through December 1997, and resumed these responsibilities in September 1998. From January 1998 through August 1998, Richard Ungaro served as Chief Executive Officer of the Company. Mr. Ungaro's base salary during this period was $450,000 on an annualized basis. Based on the Company's performance, the Compensation Committee determined not to pay the Chief Executive Officer a bonus for fiscal 1998.

    Policy with Respect to Deductibility of Compensation Expense

    It is the responsibility of the Compensation Committee to address the issues raised by changes in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies non-deductible to these companies beginning in 1994. The Compensation Committee has reviewed the issues applicable to the Company and has taken action, including the amendment of the incentive loan agreements with Messrs. Brinkley and Stinn, to ensure that the Company receives the maximum tax benefit from its compensation expenses. In addition, the Friedman's Inc. 1999 Long-Term Incentive Plan is designed to comply with the Internal Revenue Service requirements for deductibility of performance-based compensation.

    Conclusion

    The Company's compensation program described above is designed to closely link pay with performance and the creation of stockholder value. The Compensation Committee believes that the program has been and will continue to be successful in supporting the Company's financial, growth and other business objectives.

                                          COMPENSATION COMMITTEE
                                                    Robert W. Cruickshank
                                                    David B. Parshall
                                                    Mark C. Pickup

    Compensation Committee Interlocks and Insider Participation.


    During fiscal 1998, Messrs. Cruickshank, Parshall and Pickup served on the Compensation Committee of the Board of Directors. Mr. Brinkley, who is Chairman of the Board of Directors of the Company, also serves on the Board of Directors of Crescent Jewelers. Mr. Stinn, who is President, Chief Executive Officer and Chairman of the Executive Committee of the Board of Directors of the Company, also serves as the Chairman of the Board of Directors and Chief Executive Officer of Crescent Jewelers. Crescent Jewelers and the Company are both controlled by investment partnerships controlled by Mr. Phillip E. Cohen. See "Certain Transactions" and "Stock Ownership." The following is a discussion of certain transactions between the Company and Crescent Jewelers and its affiliates.

    Effective October 16, 1996, the Company made a convertible senior subordinated term loan to Crescent Jewelers in the principal amount of $20 million (the "Term Loan"), pursuant to a loan and security agreement between the Company and Crescent Jewelers. The Term Loan is due in October 1999, is secured by substantially all of the assets of Crescent Jewelers and is subordinate in right of payment and lien priority to Crescent Jewelers' senior secured bank credit facility, currently in the amount of $65 million, pursuant to the terms of a subordination agreement by and among certain financial institutions, LaSalle National Bank, as agent for such financial institutions, and the Company.

    Also effective October 16, 1996, the Company entered into a Standby Purchase Agreement between the Company and Crescent Jewelers (the "Standby Purchase Agreement"), pursuant to which the Company agreed that for an initial period of twelve months following the date of the agreement, the Company would, upon the request of Crescent Jewelers, purchase up to $5 million of Crescent Jewelers' 10% Convertible Senior Subordinated Notes due 2006 (the "10% Notes"), which 10% Notes will be issued pursuant to a Note Purchase Agreement by and among Crescent Jewelers, the Company and any other purchasers of the 10% Notes. In June 1997, the Company purchased $5 million in principal amount of the 10% Convertible Senior Subordinated Notes issued by Crescent, under the Standby Purchase Agreement. This increased the Company's total notes receivable from Crescent to $25 million.

    Pursuant to a Conversion Agreement (the "Conversion Agreement") among the Company, Crescent Jewelers and Crescent Jewelers, Inc., a Delaware corporation ("CJI") that owns 100% of the outstanding capital stock of Crescent Jewelers, the Term Loan and the 10% Notes are convertible into shares of Class A Common Stock of CJI ("CJI Stock"), under certain conditions.

    The shares of CJI Stock received upon the conversion of the Term Loan or the 10% Note are subject to a Registration Rights Agreement by and among CJI and certain investors, which includes the Company (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has the right, under certain circumstances, to demand two registrations of shares of CJI Stock received in conversion of the Term Loan and 10% Note and to participate in certain offerings by CJI of CJI Stock.

    Based upon the most recent financial statements of Crescent Jewelers, Crescent Jewelers is in default under the Term Loan and 10% Notes. The Company gave Crescent Jewelers notice of the default pursuant to the provisions of the Term Loan and 10% Notes, and as a result of such default and pursuant to the terms of the Term Loan and the 10% Notes, the interest rate on the Term Loan and on the 10% Notes automatically increased two percentage points.

    In addition, in March 1998, the Company purchased a $10 million participation in Crescent Jewelers' senior secured bank facility. Crescent Jewelers borrowed $7.2 million of the $10 million participation, and repaid the $7.2 million in June 1998 when the participation was terminated.

                              CERTAIN TRANSACTIONS

BACKGROUND OF THE COMPANY

    In May 1990, MS Jewelers Limited Partnership (the "Partnership") was formed by an investor group led by the investment banking firm Morgan Schiff and its principals to purchase from Friedman's Jewelers, Inc. ("FJI") certain jewelry retailing assets, including 45 stores (the "FJI Acquisition"). The Company then was incorporated under the laws of the State of Delaware on July 15, 1993, and, prior to the closing of its initial public offering of Class A Common Stock in October 1993, the Company issued 5,606,700 shares of Class B Common Stock to the Partnership in exchange for substantially all of the assets held by the Partnership and the Company's assumption of all of the Partnership's liabilities.

    Effective March 31, 1996, the Partnership issued a notice to the limited partners of the Partnership granting the limited partners the option to withdraw from the Partnership by exchanging their units of interest in the Partnership for shares of Class A Common Stock of the Company. The shares of Class A Common Stock that were distributed to these limited partners (the "Withdrawing Limited Partners") constituted shares of Class B Common Stock held by the Partnership that had been converted into Class A Common Stock by the Partnership to effect the distribution. As of December 31, 1998, an aggregate of 4,410,417 shares of Class A Common Stock had been distributed to Withdrawing Limited Partners.

    The Company is controlled by Mr. Phillip Ean Cohen, through his sole ownership of MS Jewelers, the general partner of the Partnership, which owns 100% of the Company's Class B Common Stock. As a result of his control of those entities, Mr. Cohen controls all decisions with respect to major corporate transactions affecting the Company. Mr. Cohen also controls Morgan Schiff, for which Mr. Brinkley serves as a consultant, and Crescent Jewelers, of which Mr. Brinkley serves as a director and Mr. Stinn serves as Chairman and Chief Executive Officer.

OTHER TRANSACTIONS

    FJI. FJI owns the buildings in which the Company's headquarters and a downtown store are located in Savannah, Georgia. The Company paid rent of approximately $99,000 to FJI in fiscal 1998 for use of the space it occupies in these buildings.

    MS Jewelers. Mr. Brinkley has served in the uncompensated position of Chairman of the Board of MS Jewelers, the general partner of the Partnership, since May 1990. Mr. Stinn served as President and Chief Executive Officer of MS Jewelers from September 1992 until August 1993.

    Effective August 9, 1993, the Partnership established the MS Jewelers Limited Partnership 1993 Incentive Plan (the "Partnership Incentive Plan"). The Partnership Incentive Plan provided for the granting of options to purchase up to six units of limited partnership interest (a "Unit") at option prices determined by the Board of Directors of MS Jewelers. Each Unit represents a partnership capital percentage equal to approximately .84%, which represents an indirect interest in 41,955 shares of Class B Common Stock on a fully diluted basis assuming exercise of all outstanding options. Effective August 9, 1993, Bradley J. Stinn was granted an option to purchase five Units under the Partnership Incentive Plan. The exercise price of these options was $100,000 per Unit, which equates to $2.38 per share of Class B Common Stock. See "Stock Ownership."

    Stock Purchase Loans to Directors and Executive Officers. On November 5, 1998, the Board of Directors of the Company authorized the Company to make incentive stock purchase loans to the directors and certain executive officers of the Company. Pursuant to the terms of the loan agreements, the directors and executive officers were required to use the proceeds from the loans to purchase shares of the Company's Class A Common Stock, thereby more closely linking the personal interests of the directors and executive officers to those of the Company's stockholders. The principal balance of all such loans will be due on November 23, 2003, and interest, which accrues at 5.0% annual simple interest, is payable annually. On November 23, 1998, loans in the following amounts were made to the following directors and executive officers:
Sterling B. Brinkley ($250,000); John E. Cay ($50,000); Robert W. Cruickshank ($50,000); David B. Parshall ($50,000); Mark C. Pickup ($50,000); Bradley J. Stinn ($250,000); Victor M. Suglia ($150,000); and Donald J. Wright ($25,000).

    Morgan Schiff. In December 1994, the Company entered into a Financial Advisory Services Agreement with Morgan Schiff under which Morgan Schiff agreed to provide the Company with certain financial advisory services with respect to capital structure, business strategy and operations, budgeting and financial controls, and mergers, acquisitions and other similar transactions. The Financial Advisory Services Agreement has a term of one year with an automatic renewal unless either party terminates by written notice 30 days prior to the end of the term. The Company paid Morgan Schiff $400,000 plus expenses for its services under the Financial Advisory Services Agreement in fiscal 1998, and also agreed to indemnify Morgan Schiff against any losses associated with the Financial Advisory Services Agreement.

                                STOCK OWNERSHIP

    Based solely upon information furnished to the Company, the following table sets forth certain information with respect to the beneficial ownership of Class A and Class B Common Stock as of December 31, 1998 by (i) each person who is known by the Company to beneficially own more than five percent of either the Class A Common Stock or the Class B Common Stock, (ii) each nominee for director of the Company, (iii) each of the Named Executive Officers (as defined under "Election of Directors--Executive Compensation" above), and (iv) all officers and directors as a group.

                                              SHARES OF CLASS A            SHARES OF CLASS B
                                                COMMON STOCK                 COMMON STOCK               PERCENTAGE OF
NAME AND ADDRESS                          -------------------------    -------------------------      CLASS A AND CLASS B
OF BENEFICIAL OWNER                         NUMBER   PERCENTAGE /(1)/    NUMBER   PERCENTAGE /(1)/     COMMON STOCK /(1)/
-------------------------------------     ---------  ----------------  ---------  ----------------    -------------------
MS Jewelers Limited Partnership /(2)/       250,000       1.9%         1,196,283       100%                 9.9%
MS Jewelers Corporation
Phillip Ean Cohen
350 Park Avenue
New York, New York 10022

FJI /(3)/                                 1,224,838       9.1%                --        --                  8.4%
Friedman's Jewelers, Inc.
Friedman's Jewelers, Inc., Anniston
Friedman's Jewelers, Inc., Greenville
Friedman's Jewelers, Inc., Marietta
Friedman's Jewelers, Inc., Oglethorpe
Stanley Jewelers, Inc.  P.O. Box 9925
Savannah, Georgia 31412

Gilder, Gagnon, Howe & Co. /(4)/          1,080,655       8.0%                --        --                  7.4%
1775 Broadway
New York, New York 10019

Wasatch Advisors, Inc. /(5)/                814,775       6.1%                --        --                  5.6%
68 S. Main Street  Suite 400
Salt Lake City, Utah 84101

Goldman, Sachs & Co. /(6)/                1,293,535       9.6%                --        --                  8.8%
Goldman Sachs Trust on behalf of
Goldman Sachs Small Cap Fund
The Goldman Sachs Group, L.P.
85 Broad Street
New York, New York  10004

FMR Corp. /(7)/                             729,100       5.4%                --        --                  5.0%
Edward C. Johnson III
82 Devonshire Street
Boston, Massachusetts 02109

Becker Capital Management, Inc. /(8)/       915,200       6.8%                --        --                  6.3%
1211 SW Fifth Avenue, Suite 2185
Portland, Oregon  97204

                                           SHARES OF CLASS A           SHARES OF CLASS B
                                             COMMON STOCK                COMMON STOCK             PERCENTAGE OF
NAME AND ADDRESS                       -------------------------   -------------------------   CLASS A AND CLASS B
OF BENEFICIAL OWNER                      NUMBER   PERCENTAGE /(1)/   NUMBER   PERCENTAGE /(1)/   COMMON STOCK /(1)/
-------------------------------------  ---------  --------------   ---------  --------------   --------------------
Bradley J. Stinn /(9)(10)/               457,210        3.3%         209,774        17.5%             4.5%
Sterling B. Brinkley /(11)/              424,189        3.1%            --           --               2.9%
Robert W. Cruickshank /(12)/              10,295         *              --           --                *
David B. Parshall /(13)/                   9,595         *              --           --                *
Mark C. Pickup /(14)/                      9,995         *              --           --                *
Robert S. Morris /(15)/                  108,829         *              --           --                *
John E. Cay III /(16)/                    18,795         *              --           --                *
Donald J. Wright, Jr. /(17)/               6,319         *              --           --                *
Victor M. Suglia /(18)/                   29,950         *              --           --                *
Richard Ungaro /(19)/                     19,203)        *              --           --                *
Linda McFarland Jenkins /(20)/             7,000)        *              --           --                *

All executive officers and directors     966,348        6.9%         209,774        17.5%             7.8%
 as a group (8 persons) (21)

-----------------
*   Less than 1%.
(1) Except as indicated in the footnotes set forth below, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them. The numbers of shares shown include shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within 60 days from December 31, 1998, upon the exercise of stock options. Such shares are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the particular stockholder and by the group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) MS Jewelers is the general partner of the Partnership and has the sole right to vote the shares of Class B Common Stock and to direct their disposition. Mr. Cohen is the sole stockholder of MS Jewelers. See "Certain Transactions." The shares of Class A Common Stock shown were issued in the name of Bear, Stearns & Co. Inc. for the benefit of A.A. Friedman Co., Inc. ("AAFCO") in connection with the Company's acquisition of certain trademark rights from AAFCO. Morgan Schiff serves as an escrow agent with regard to these shares and as such has sole voting and dispositive power. Morgan Schiff expressly disclaims any beneficial ownership of such shares.
(3) Based on a Schedule 13G filed with the SEC on February 17, 1998.
(4) Based on a Schedule 13G filed with the SEC on February 15, 1995. Gilder, Gagnon, Howe & Co. disclaims beneficial ownership of these shares which are held in: (i) customer accounts over which its partners or employees may have discretion to purchase or dispose of securities but over which Gilder, Gagnon, Howe & Co. does not have discretion (1,066,805 shares as of December 31, 1994); (ii) accounts owned by its partners and by its partners' families in accounts controlled by partners (10,200 shares as of December 31, 1994); or (iii) the account of its firm profit sharing plan, which is controlled by certain of its partners (3,600 shares as of December 31, 1994).
(5) Based on a Schedule 13G filed with the SEC on February 12, 1998.
(6) Based on a Schedule 13G filed with the SEC on February 17, 1998.
(7) Based on a Schedule 13G filed with the SEC on December 10, 1998. Of the shares reported, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 714,900 shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, each have sole power to dispose of the 714,900 shares. Neither has the sole power to vote or direct the voting of the shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 14,200 shares. Mr. Johnson and FMR Corp., through its control of Fidelity, each have sole voting and dispositive power over the 14,200 shares.
(8) Based on a Schedule 13G filed with the SEC on February 12, 1998.
(9) Shares of Class B Common Stock owned by Mr. Stinn are owned indirectly through his ownership of options to purchase limited partnership interests in the Partnership. He has no right to vote or to direct the disposition of these shares. See "Certain Transactions."

(10) Includes 5,100 shares of Class A Common Stock held by or on behalf of Mr. Stinn's children, 765 shares of Class A Common Stock held by Mr. Stinn's wife and options to purchase 320,000 shares of Class A Common Stock that are immediately exercisable.
(11) Includes options to purchase 130,000 shares of Class A Common Stock that are immediately exercisable.
(12) Includes options to purchase 4,000 shares of Class A Common Stock granted under the Director Plan that are immediately exercisable.
(13) Includes 300 shares of Class A Common Stock held in trust for Mr. Parshall's children and options to purchase 4,000 shares of Class A Common Stock granted under the Director Plan that are immediately exercisable.
(14) Includes options to purchase 4,000 shares of Class A Common Stock granted under the Director Plan that are immediately exercisable.
(15) Includes options to purchase 82,500 shares of Class A Common Stock that are immediately exercisable.
(16) Includes options to purchase 6,000 shares of Class A Common Stock granted under the Director Plan that are immediately exercisable and 500 shares of Class A Common Stock held by Palmer & Cay, Inc.
(17) Includes options to purchase 3,500 shares of Class A Common Stock that are immediately exercisable.
(18) Includes options to purchase 10,000 shares of Class A Common Stock that are immediately exercisable.
(19) Mr. Ungaro's ownership as of August 1998, the last report date before his resignation.
(20) Ms. Jenkin's ownership as of February 1998, the last report date before her resignation.
(21) Includes 209,774 shares of Class B Common Stock held by Mr. Stinn indirectly through ownership of options to purchase limited partnership interests in the Partnership, and options to purchase 481,500 shares of Class A Common Stock. Does not include shares owned by Mr. Morris, Mr. Ungaro or Ms. Jenkins because they were no longer executive officers as of December 31, 1998.

                         STOCKHOLDER RETURN COMPARISON

   The Company's Class A Common Stock began trading on the Nasdaq National Market on October 14, 1993 in connection with the Company's initial public offering. The price information reflected for the Class A Common Stock in the following performance graph represents the closing sale price of the Class A Common Stock for the period from October 14, 1993 through September 30, 1998. The performance graph compares the cumulative stockholder returns on the Class A Common Stock with the Nasdaq Stock Market Index (U.S. Companies) and a Peer Index (as described below) over the same period (assuming the investment of $100 in the Company's Class A Common Stock, the Nasdaq Stock Market (U.S. Companies) and the Peer Index on October 14, 1993, and reinvestment of all dividends).


            COMPARISON OF CUMULATIVE TOTAL RETURNS - FRIEDMAN'S INC.


                             [GRAPH APPEARS HERE]

                          YEAR-END CUMULATIVE RETURNS


                                1994      1995      1996      1997      1998
                               ------    ------    ------    ------    ------
Friedman's Inc.                150.6%    214.8%    185.2%    166.7%     64.2%
THE NASDAQ STOCK MARKET         97.8%    135.2%    160.4%    220.1%    225.0%
PEER INDEX                      96.4%    106.3%    127.4%    145.8%    125.2%

    Total return calculations for the Nasdaq Stock Market Index (U.S. Companies) and the Peer Index were prepared by the Center for Research in Security Prices, The University of Chicago. The Peer Index is composed of the stocks of certain companies included in the Nasdaq Retail Trade Stock Index. Specific information regarding the companies comprising the Peer Index will be provided to any stockholder upon request to Victor M. Suglia, the Secretary of the Company.

                             STOCKHOLDER PROPOSALS
                    FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

    Nominations by stockholders for director elections and other proposals of stockholders, intended to be presented at the annual meeting of stockholders to be held in 2000, together with certain related information specified in Rule 14a-8 of the Securities and Exchange Commission, should be submitted by certified mail, return receipt requested, and must be received by the Company at its executive offices in Savannah, Georgia on or before September 29, 1999 to be eligible for inclusion in the Company's Proxy Statement and Proxy relating to that meeting. Any stockholder proposal must be in writing and must set forth
(i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder submitting the proposal, (iii) the class and number of shares that are beneficially owned by such stockholder, (iv) the dates on which the stockholder acquired the shares, (v) documentary support for any claim of beneficial ownership, (vi) any material interest of the stockholder in the proposal, (vii) a statement in support of the proposal and (viii) any other information required by the rules and regulations of the Securities and Exchange Commission. Nominations and other proposals of stockholders that are submitted to the Company after September 29, 1999 may be excluded from the Company's proxy materials for the 2000 Annual Meeting of stockholders and will otherwise be subject to Rule 14a-4(c) of the Securities and Exchange Commission.

                                 OTHER MATTERS

FILINGS UNDER SECTION 16(a)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and any persons who beneficially own more than ten percent of the Company's Class A Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and beneficial owners of more than ten percent of the Class A Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during fiscal 1998, all persons subject to the reporting requirements with regard to the Class A Common Stock complied with all applicable filing requirements except in two instances. Richard Ungaro, the former Chief Executive Officer of the Company, was delinquent in filing a Form 4 with respect to the purchase of 1,500 shares of Class A common stock in May 1998 and Mr. Brinkley, the Chairman of the Board of Directors was delinquent in filing a Form 4 with respect to the conversion of shares of Class B Common Stock he held indirectly through the Partnership into shares of Class A Common Stock.


AUDITORS

    The Company's Board of Directors has selected Ernst & Young LLP to conduct the annual audit of the financial statements of the Company for the fiscal year ending September 30, 1999. Ernst & Young LLP has no financial interest, direct or indirect, in the Company and does not have any connection with the Company except in its professional capacity as an independent auditor. The Board of Directors has submitted the selection of Ernst & Young LLP as independent auditors to the holders of Class B Common Stock for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for the fiscal year ending September 30, 1999. Even if the selection is ratified, the Board of Directors in its sole discretion may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

MISCELLANEOUS

    The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournment thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

AVAILABILITY OF ANNUAL REPORT

    ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED SEPTEMBER 30, 1998, WHICH INCLUDES AUDITED FINANCIAL STATEMENTS OF THE COMPANY. STOCKHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE ANNUAL REPORT SHOULD DIRECT THEIR REQUESTS IN WRITING TO: FRIEDMAN'S INC., 4 WEST STATE STREET, SAVANNAH, GEORGIA 31401, ATTENTION: VICTOR M. SUGLIA, SECRETARY. SUCH MATERIALS WILL NOT FORM ANY PART OF THE MATERIALS FOR THE SOLICITATION OF PROXIES.

                                     PROXY
                                FRIEDMAN'S INC.
                               SAVANNAH, GEORGIA
                      1999 ANNUAL MEETING OF STOCKHOLDERS
  The undersigned stockholder of Friedman's Inc. (the "Company"), Savannah, Georgia, hereby constitutes and appoints Bradley J. Stinn and Victor M. Suglia, or either one of them, each with full power of substitution, to vote the number of shares of Class A Common Stock that the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia, on Thursday, February 25, 1999, at 10:00 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposal (the "Proposal") described in the Notice to the Holders of Class A Common Stock of the Annual Meeting of Stockholders and Proxy Statement, both dated January 27, 1999, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any stockholder proposals subsequently presented for a vote of the stockholders at the Annual Meeting, as well as on the election of any person as a director if a director nominee named herein is unable to serve or for good cause will not serve, and on matters incident to the Annual Meeting and any adjournments thereof. The Board of Directors recommends a vote FOR the Proposal.

  ELECTION OF DIRECTORS. On the Proposal to elect the following directors to serve until the 2000 Annual Meeting of Stockholders of the Company and
  until their successors are elected and qualified:
    John E. Cay III
    Robert W. Cruickshank
    David B. Parshall
                           For [_]         Withhold Authority [_]
  To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:
--------------------------------------------------------------------------------

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL
BE VOTED IN THE MANNER DIRECTED BY THE
UNDERSIGNED STOCKHOLDER. IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR THE
PROPOSAL AND WITH DISCRETIONARY AUTHORITY
ON ALL OTHER MATTERS THAT MAY PROPERLY
COME BEFORE THE ANNUAL MEETING OR ANY
ADJOURNMENTS THEREOF. AT PRESENT TIME, THE
BOARD OF DIRECTORS KNOWS OF NO OTHER
BUSINESS TO BE PRESENTED TO A VOTE OF THE
STOCKHOLDERS AT THE ANNUAL MEETING.
                                             Number of Shares Held: ___________
                                             ----------------------------------
                                                  Signature of Stockholder
                                             ----------------------------------
                                             Signature of Stockholder (If held
                                                          jointly)

                                             Dated: _____________________, 1999
                                                      Month    Day
                                             Please sign exactly as your name
                                             appears on your stock certificate
                                             and date. Where shares are held
                                             jointly, each stockholder should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee,
                                             or guardian, please give your
                                             full title. If the holder is a
                                             corporation, please sign in full
                                             corporate name by the president
                                             or other authorized officer. If
                                             the holder is a partnership,
                                             please sign in full partnership
                                             name by an authorized person.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FRIEDMAN'S INC.
          AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.